Exhibit 21.1

ITC HOLDINGS CORP. CORPORATE ORGANIZATION CHART

ITC HOLDINGS CORP.

METC GP Holdings, Inc.	ITC Midsouth LLC *	International Transmission Company	ITC Equipment, LLC	ITC Midwest LLC	ITC Grid Development, LLC		ITC Green Power Express LLC	New York Transmission Holdings Corp. **

Michigan Transco Holdings, LLC						Green Power Express LLC *		Conjunction LLC **

Michigan Electric Transmission Company, LLC							Green Power Express LP *	Empire Connection LLC **

					ITC Panhandle Transmission, LLC	ITC Great Plains, LLC

All entities are organized in the State of Michigan, except:

*	Entities organized in the State of Delaware
**	Entities organized in the State of New York